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                                                                     Exhibit (3)

                          CERTIFICATE OF DESIGNATION,

                PREFERENCES AND RIGHTS OF SERIES B-1 CUMULATIVE

                   CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                      OF

                                 ABC-NACO INC.

          ABC-NACO Inc., a Delaware corporation (the "Corporation"), pursuant to
                                                      -----------
the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby make this Certificate of Designation (the
               ----
"Certificate") under the corporate seal of the Corporation and does hereby state
------------
and certify that pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation, the Board of Directors has duly adopted the following resolutions:

          RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation, as restated (which authorizes one million (1,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), of which (i) one
                                             ---------------
hundred thousand (100,000) are designated as Series A Preferred Stock ("Series A
                                                                        --------
Preferred Stock"), none of which are issued or outstanding and (ii) three
---------------
hundred thousand (300,000) are designated as Series B Cumulative Convertible Preferred Stock, none of which are presently issued and outstanding), the Board of Directors hereby fixes the designations and preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions of the Series B-1 Cumulative Convertible Participating Preferred Stock.

Series B-1 Cumulative Convertible Participating Preferred Stock
---------------------------------------------------------------

          RESOLVED, that the holders of Series B-1 Cumulative Convertible Participating Preferred Stock, except as otherwise provided by law and this Certificate, shall have and possess the following rights and preferences.

  A.    Series B-1 Cumulative Convertible Participating Preferred Stock.
        ---------------------------------------------------------------

        1.    Designation, Number of Shares.  This series of preferred stock
              -----------------------------
shall be designated as the Series B-1 Cumulative Convertible Participating Preferred Stock ("Series B-1 Preferred Stock"), and the number of shares that
                  --------------------------
shall constitute such series shall be Three Hundred Twenty-Five Thousand (325,000). The par value of Series B-1 Preferred Stock shall be $1.00 per share.

        2.    Rank.  With respect to dividend rights and rights on liquidation,
              ----
winding up and dissolution of the Corporation, Series B-1 Preferred Stock shall rank senior to:

              (a)  the Common Stock, par value $0.01 per share ("Common Stock"),
                                                                 ------------
of the Corporation; and
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              (b)  the Series A Preferred Stock and each other class of capital stock or class or series of Preferred Stock issued by the Corporation on or after the date hereof (in accordance with Paragraph A.7.(a)(ii) hereof), the terms of which, other than the Series A Preferred Stock, shall specifically provide that such class or series shall rank junior to Series B-1 Preferred Stock as to dividend rights or rights on liquidation, winding up and dissolution of the Corporation (each of the securities in clauses (a) and (b) above collectively referred to as "Junior Securities").
                             -----------------

        3.    Dividend Provisions.
              -------------------

              (a) Each holder of Series B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series B-1 Preferred Stock after the date of the original issuance of the Series B-1 Preferred Stock at a rate equal to ten percent (10.0%) per share per annum on One Hundred Dollars ($100) per share, in cash, or at the Corporation's election, in fully paid, non-restricted, fully tradable, non-assessable shares of Common Stock, which shares of such Common Stock shall be valued at one hundred percent (100%) of the average closing price on the Nasdaq National Market ("NASDAQ") for the
                                                             ------
sixty (60) consecutive trading days immediately prior to the Dividend Declaration Date (as defined in Paragraph B. hereof). With respect to any dividend on the Series B-1 Preferred Stock paid by the Corporation in shares of Common Stock, such shares of Common Stock when issued shall be (i) registered for sale by the holder of the Series B-1 Preferred Stock under the Securities Act of 1933, as amended (and applicable state securities laws), and (ii) listed on NASDAQ or the NYSE.

              (b)  All dividends, whether payable in cash or in shares of
Common Stock, shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis beginning on the date of the original issuance of Series B-1 Preferred Stock (whether or not funds are legally available for the declaration and/or payment of such dividends), and shall be payable semi-annually in arrears on each Dividend Payment Date (as defined in Paragraph B. hereof), commencing on the first Dividend Payment Date after the date of the original issuance of such Series B-1 Preferred Stock. Each dividend on Series B-1 Preferred Stock shall be payable to the holders of record of Series B-1 Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than ten (10) nor more than sixty (60) calendar days prior to the applicable Dividend Payment Date. Notwithstanding the foregoing, during the first two (2) years after the date of original issuance of the Series B-1 Preferred Stock, the Corporation shall be entitled to defer payment of dividends on shares of Series B-1 Preferred Stock; provided, that during such two-year
                                         --------
period, dividends on shares of Series B-1 Preferred Stock shall cumulate and compound and any so deferred dividends shall be payable in full upon the second anniversary of the date of original issuance of the Series B-1 Preferred Stock.

              (c) Dividends shall cease to accrue in respect of any shares of Series B-1 Preferred Stock on the date such shares are converted into shares of Common Stock in accordance with Paragraph A.5. hereof.

              (d) Accrued dividends on the Series B-1 Preferred Stock, if not paid on the first or any subsequent Dividend Payment Date following accrual, shall thereafter accrue

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additional dividends ("Additional Dividends") in respect thereof, compounded
                       --------------------
semi-annually, at the rate specified hereinabove in Paragraph A.3.(a) hereof or as specified hereinbelow in Paragraph A.3.(g) hereof.

              (e) All dividends paid with respect to shares of Series B-1 Preferred Stock pursuant to Paragraph A.3.(a) shall be paid pro rata to the holders of Series B-1 Preferred Stock of record entitled thereto.

              (f) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of Preferred Stock of record on any date as may be fixed by the Board of Directors, which date is not more than thirty
(30) calendar days prior to the payment of such dividends.

              (g)  The dividend payable to holders of Series B-1 Preferred
Stock as set forth above in Paragraph A.3.(a) shall be increased to a rate of fifteen percent (15%) per share per annum on the Series B-1 Liquidation Preference (the "Default Dividends"), which Default Dividends shall be payable
                 -----------------
in cash upon the occurrence and during the continuance of any of the following events (each an "Event of Default" and collectively the "Events of Default"),
                 ----------------                        -----------------
upon the giving of written notice thereof to the Corporation by the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding:

                   (i) in the event that the Corporation does not (A) declare the dividend payable on the shares of Series B-1 Preferred Stock within (30) calendar days of the Dividend Declaration Date, (B) fulfill its dividend payment obligation in full for the Series B-1 Preferred Stock, as set forth herein, within thirty (30) calendar days after said dividend payment is due and payable, or (C) fulfill its dividend payment obligation in the form of either cash or stock as required herein; or

                   (ii) in the event that the Corporation shall have materially breached any of the representations and warranties contained in any of the Exchange Agreement or the Investors Rights Agreement; or

                   (iii) in the event that the Corporation shall have materially breached any of the covenants or agreements contained in any of the Exchange Agreement or the Investors Rights Agreement and such breach shall not have been cured to the satisfaction of the holders of record of a majority of the shares of Series B-1 Preferred Stock then outstanding within forty-five (45) calendar days after the date of giving of notice of such breach to the Corporation; or

                   (iv) in the event that the Corporation shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator for the Corporation or any of its property; (B) admit in writing its inability to pay debts as they mature; (C) make a general assignment for the benefit of creditors; (D) be adjudicated bankrupt or insolvent; (E) file a voluntary petition in bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (F) have failed to have an involuntary petition in bankruptcy filed against it dismissed and discharged within sixty (60) calendar days after the date of such filing; corporate actions shall be taken for the purpose of effecting any of the foregoing; or an order, judgment or decree shall be entered without the application, approval or consent of the Corporation, by any court of competent jurisdiction, approving a petition seeking reorganization of the Corporation or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for sixty (60) calendar days (a "Bankruptcy"); or
                                 ----------
                   (v) if at any time after the date of original issuance of the first share of Series B-1 Preferred Stock, shares of Common Stock are not publicly traded on NASDAQ or NYSE, or fail to satisfy the then current requirements for listing on such market or exchange.

             (h) So long as any shares of Series B-1 Preferred Stock remain outstanding, the Corporation shall not declare, pay or set apart any amounts for dividends on, or make any other distribution in cash or other property in respect, of the Junior Securities for any period, nor shall the Corporation or any of its Subsidiaries redeem, repurchase, or otherwise acquire for value any of the Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) without first obtaining the prior written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B-1 Preferred Stock.

             (i) Dividends payable on Series B-1 Preferred Stock for any period less than one (1) year shall be computed on the basis of a 360-day year consisting of twelve 30-day months plus the actual number of calendar days elapsed in the month for which such dividends are payable.

        4.    Liquidation Preference.  Upon any voluntary or involuntary
              ----------------------
liquidation, dissolution or winding up of the Corporation, the holders of all shares of Series B-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to Two Hundred Dollars ($200.00) in cash per share, plus an amount equal to full Accumulated Dividends (with such dollar amount to be adjusted for any stock dividend, stock spilt, subdivision, combination, reclassification or similar event made or taken with respect to the Series B-1 Preferred Stock) (such amount, as so determined, is referred to herein as the "Series B-1 Liquidation Preference"), to the date of final
               ---------------------------------
distribution and no more, before any payment or distribution is made on account of any Junior Securities. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, after the holders of Series B-1 Preferred Stock shall have been paid in full the aggregate amount of the Series B-1 Liquidation Preference, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Series B-1 Preferred Stock and Common Stock on an as-converted to Common Stock basis. Whenever the distribution provided for in this Paragraph A.4. shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

        5.    Conversion.
              ----------

              (a)  Right of Conversion.  Each share of Series B-1 Preferred
                   -------------------
Stock shall be convertible, at the option of the holder thereof, at any time, and from time to time, after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B-1 Preferred Stock, into such number of fully paid, registered, non-assessable shares of Common Stock as is determined by dividing (i) One Hundred Dollars ($100.00) (with such dollar amount to be adjusted for any stock dividend, stock spilt, subdivision, combination, reclassification or similar event made or taken with respect to the Series B-1 Preferred Stock) plus an amount equal to full Accumulated Dividends by (ii) the Conversion Price. The "Conversion Price" for the Series B-1
                                   ----------------
Preferred Stock shall be nine dollars ($9.00). The Conversion Price for the Series B-1 Preferred Stock shall be subject to adjustment as set forth in Paragraph A.5.(c) hereof.

              (b)  Procedures for Voluntary Conversion.  Before any holder of
                   -----------------------------------
shares of Series B-1 Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice by mail, postage prepaid, or hand delivery, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued, and in the case of a partial conversion of the Series B-1 Preferred Stock, the certificate or certificates for shares of the Series B-1 Preferred Stock not converted. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holders of shares of Series B-1 Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering the Series B-1 Preferred Stock for conversion, be conditioned upon the effectiveness of such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of the Series B-1 Preferred Stock shall not be deemed to have converted such Series B-1 Preferred Stock until immediately prior to the effectiveness of such offering and the Corporation shall deliver to such holders tendering Series B-1 Preferred Stock for conversion written notice of the anticipated date of such effectiveness no less than ten (10) calendar days prior thereto.

              (c)  Adjustments of Conversion Price.  So long as any shares of
                   -------------------------------
Series B-1 Preferred Stock are outstanding, the Conversion Price of the Series B-1 Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) (A) Upon issuance (or deemed issuance pursuant to the provisions hereof) by the Corporation of any Additional Stock (as defined below) after March 8, 2000, without consideration or for an Effective Price per share, or, in the case of Convertible Securities, a conversion price per share, less than the Conversion Price for the Series B-1 Preferred Stock in effect immediately prior to the issuance (or deemed issuance) of such

Additional Stock, then the Conversion Price for the Series B-1 Preferred Stock in effect immediately prior to each (such issuance or deemed issuance) shall be adjusted to a price determined by the following formula: (A + B) / (C + D), where "A" equals the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the then applicable Conversion Price, where "B" equals the consideration, if any, received by the Corporation upon such issuance or sale, where "C" equals the total number of shares of Common Stock outstanding prior to issuance of the additional shares and where "D" equals any Additional Stock or any conversion shares, or any other shares reserved for issuance which are associated with such financing, immediately after such issuance or sale. See Annex A hereto for an example of the formula
                                 -------
set forth herein.

                          (B)  No adjustment of the Conversion Price for Series
B-1 Preferred Stock shall be made in an amount less than one-half of One Cent ($0.005) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the Conversion Price. No adjustment of the Conversion Price for the Series B-1 Preferred Stock pursuant to this Paragraph A.5.(c)(i) shall have the effect of increasing such Conversion Price for the Series B-1 Preferred Stock above the Conversion Price in effect immediately prior to such adjustment.

                          (C)  In the case of the issuance of securities of
the Corporation for cash, the amount of consideration received by the Corporation for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                          (D)  In the case of the issuance of securities of
the Corporation for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value as determined by the Board of Directors in accordance with generally accepted accounting principles of such non-cash consideration, irrespective of any accounting treatment thereof.

                          (E)  In the case of the issuance (whether before, on
or after the date of issuance of Series B-1 Preferred Stock) of Options or Convertible Securities, the following provisions shall apply for all purposes of this Paragraph A.5.(c)(i) and Paragraph A.5.(c)(ii) hereof:

     (1) With respect to Options to purchase Common Stock, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Subparagraph A.5.(c)(i)(C) and Subparagraph A.5.(c)(i)(D) hereof), if any, received by the Corporation for such Options plus the minimum exercise price provided in such Options for Common Stock issuable thereunder.

     (2) With respect to Convertible Securities and Options to purchase Convertible Securities, the aggregate maximum number of shares of Common

     Stock deliverable upon the conversion or exchange of any such Convertible Securities and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Options to purchase Convertible Securities and the subsequent conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities or such Options were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities and Options, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of such Options and the conversion or exchange of the Convertible Securities issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Subparagraphs A.5.(c)(i)(C) and A.5.(c)(i)(D) hereof).

     (3) In the event of any change in the number of shares of Common Stock deliverable, or in the consideration payable to the Corporation, upon exercise of such Options or upon conversion or exchange of such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B-1 Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

     (4) Upon the expiration or termination of any such Options or any such rights to convert or exchange Convertible Securities, the Conversion Price of the Series B-1 Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities which remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

     (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Subparagraphs
     A.5.(c)(i)(E)(1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subparagraph A.5.(c)(i)(E)(3) or (4) hereof.

         (ii) "Additional Stock" shall mean any shares of Common Stock or shares of Common Stock issuable pursuant to Convertible Securities issued or Options (or deemed to have been issued pursuant to Paragraph A.5.(c)(i)(E) hereof) by the Corporation after the date of issuance of Series B-1 Preferred Stock, except:

              (A) Common Stock issued pursuant to a transaction described in Paragraph A.5.(c)(iii) hereof;

              (B) Common Stock or options to purchase such Common Stock issued to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation (the "Permitted Options"); and
                                   -----------------

              (C) Common Stock issued or issuable upon conversion of shares of Series B-1 Preferred Stock.

         (iii)    In the event the Corporation at any time or from time to
time after the date of issuance of Series B-1 Preferred Stock fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of
                                   ------------------------
any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B-1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B-1 Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Subparagraph A.5.(c)(i)(E) hereof.

         (iv) If the number of shares of Common Stock outstanding at any time after the date of issuance of Series B-1 Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B-1 Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

     (d)  Other Distributions.  In the event the Corporation shall declare a
          -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Paragraph A.5.(c)(iii) hereof, then, in each such case for the purpose of this Paragraph A.5.(d), the holders of shares of Series B-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock into which their shares of Series B-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such distribution.

     (e)  Recapitalization.  If at any time or from time to time there shall
          ----------------
be a recapitalization or reclassification of Common Stock (other than a subdivision, combination or consolidation, merger or sale of assets or stock transaction provided for in Paragraph A.4.(b) hereof), provision shall be made so that each holder of shares of Series B-1 Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series B-1 Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, receivable upon such recapitalization or reclassification by a holder of the number of shares of Common Stock into which such shares of Series B-1 Preferred Stock could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph A.5. with respect to the rights of the holders of shares of Series B-1 Preferred Stock after the recapitalization or reclassification to the end that the provisions of this Paragraph A.5. (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B-1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (f)  No Impairment.  The Corporation will not, by amendment of this
          -------------
Certificate of Incorporation or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph A.5. and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series B-1 Preferred Stock against impairment.

     (g)  No Fractional Shares.  No fractional shares shall be issued upon
          --------------------
conversion of the Series B-1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded upward to the nearest whole share, and there shall be no payment to a holder of shares of Series B-1 Preferred Stock for any such rounded fractional share. Whether or not fractional shares result from such conversion shall be determined on the basis of the total number of shares of Series B-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     (h)  Certificate as to Adjustments.  Upon the occurrence of each
          -----------------------------
adjustment or readjustment of the Conversion Price of the Series B-1 Preferred Stock pursuant to this Paragraph A.5., the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series B-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, certified by the Corporation's Chief Executive Officer or Chief Financial Officer. The Corporation shall, upon the written request at any time of any holder of shares of Series B-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B-1 Preferred Stock.

     (i)  Notices of Record Date.  In the event of any taking by the
          ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series B-1 Preferred Stock, at least twenty (20) calendar days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (j)  Reservation of Stock Issuable Upon Conversion, Dividends. The
          --------------------------------------------------------
Corporation shall at all times take appropriate steps to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of (i) effecting the conversion of the shares of Series B-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B-1 Preferred Stock, and (ii) the payment of dividends as contemplated in Paragraphs A.3.(a) and (g). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B-1 Preferred Stock or the payment of dividends, then in addition to such other remedies as shall be available to the holder of such shares of Series B-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (k)  Notices.  Any notice required by the provisions of this Paragraph
          -------
A.5. to be given to the holders of shares of Series B-1 Preferred Stock shall be deemed given when received if delivered via courier or sent by facsimile, or by United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     (l)    Optional Conversion.
            -------------------
            (i) At any time after the third (3rd) anniversary of the date of the original issuance of the Series B-1 Preferred Stock, all or a portion of the shares of Series B-1 Preferred Stock shall, at the option of the Corporation (as determined by the Board of Directors), automatically be converted into fully paid, registered and non-assessable shares of Common Stock in accordance with Paragraph A.5.(a) above, if the following three conditions are met (each to be adjusted in the event of a combination, stock split or subdivision, as the case may be):

                   (A) the Closing Common Stock Market Price (as defined in Paragraph B.(d) hereof) for sixty (60) consecutive trading days ending no more than fifteen (15) trading days beginning after the third anniversary of the date of the original issuance of the Series B-1 Preferred Stock prior to such mandatory conversion, shall be the greater of (1) $18.00 or (2) not less than two hundred percent (200%) of the Conversion Price then in effect;

                   (B) the average trading volume during such sixty (60) trading day period shall be at least 45,000 shares per trading day; and

                   (C) an effective shelf registration (in accordance with Section 4(b) of the Investors Rights Agreement) is then in effect for the shares of Common Stock to be issued upon conversion of the shares of Series B-1 Preferred Stock.

            (ii) If the Corporation has elected to convert Series B-1 Preferred Stock into Common Stock pursuant to Paragraph A.5.(l)(i) above, the Corporation will provide written notice of mandatory conversion of shares of Series B-1 Preferred Stock to each holder of record of Series B-1 Preferred Stock no less than ten (10) nor more than twenty (20) calendar days prior to the date fixed for conversion by prepaid overnight delivery service, to each holder at such holder's address as it appears on the stock register of the Corporation. The Corporation's obligation to deliver shares of Common Stock shall be deemed fulfilled if, on the mandatory conversion date, the Corporation shall deposit with a bank or trust company in New York, New York having capital of at least One Hundred Million Dollars ($100,000,000), such number of shares of Common Stock as are required to be delivered by the Corporation upon the conversion of the shares of Series B-1 Preferred Stock so called for conversion. Provided the Corporation has fulfilled its obligation to deposit shares as provided in the foregoing sentence, effective on the mandatory conversion date fixed by the Corporation and notified to the holders of Series B-1 Preferred Stock, each outstanding share of Series B-1 Preferred Stock plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Default Dividends and Accumulated Dividends, shall be converted into a fully paid, registered, and non-assessable share of Common Stock at the Conversion Price then in effect, automatically and without any action on the part of any holder of shares of Series B-1 Preferred Stock, and each such share of Common Stock shall be deemed outstanding from and after the mandatory conversion date.

        6.    Status of Converted Stock.  In the event any shares of Series B-1
              -------------------------
Preferred Stock are converted to Common Stock pursuant to Paragraph A.5. hereof, the shares so converted or so redeemed shall be canceled, retired and eliminated and shall not be reissued by the Corporation.

        7.    Redemption.
              ----------

              (a)  Holder Optional Redemption.  Prior to the occurrence of an
                   --------------------------
event or transaction that could result in a Change of Control (the "Change of
                                                                    ---------
Control Event"), the Corporation shall send written notice to each holder of
-------------
Series B-1 Preferred Stock, which notice shall explain in reasonable detail the Change of Control Event (the "Change of Control Notice"). The Change of Control
                              ------------------------
Notice shall be sent by first class mail at least forty-five (45) Business Days prior to the anticipated consummation of the Change of Control Event. Upon receipt of a Change of Control Notice from the Corporation, each holder of shares of Series B-1 Preferred Stock shall have the right, by giving written notice to the Corporation (the "Holder Optional Redemption Notice"), to cause
                                ---------------------------------
the Corporation to redeem all of such holder's then outstanding shares of Series B-1 Preferred Stock, immediately prior to the consummation of the Change in Control, in exchange for such number of shares of Common Stock as shall be equal to the quotient of (i) the product of (A) the Holder Optional Redemption Price referred to below, times (B) the number of shares of Series B-1 Preferred Stock being exchanged by such holder divided by (ii) the Value Per Common Share (as defined below) in connection with the Change of Control; provided, however, that if the Corporation does not then have sufficient shares of Common Stock authorized, unissued and available to be issued to each holders, who has delivered a Holder Optional Redemption Notice to the Corporation, or the Value Per Common Share either (x) is less than One Dollar ($1.00) or (y) cannot be readily determined, the Corporation shall pay to each such holder cash in an amount equal to the product obtained in clause (i) above in respect of such holder's shares of Series B-1 Preferred Stock. In the event the Change of Control does not result in the holders of Common Stock receiving solely cash or solely Marketable Securities or a combination solely of cash and Marketable Securities, the

Value Per Common Share shall be deemed to be zero and in that event the Corporation shall pay to each such holder cash in an amount equal to the product obtained in clause (i) above in respect of such holder's shares of Series B-1 Preferred Stock.

          All holders electing to redeem shares of Series B-1 Preferred Stock shall deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series B-1 Preferred Stock, at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Series B-1 Preferred Stock to be redeemed, duly endorsed for transfer to the Corporation (if required by it) on or before the date of the Change of Control Event (the "Holder
                                                                  ------
Optional Redemption Date").
------------------------

              (b)  Holder Optional Redemption Price.  All shares of Series B-1
                   --------------------------------
Preferred Stock to be redeemed shall be redeemed by paying for each such share an amount equal to (A) Two Hundred Dollars ($200.00) per share (with such dollar amount to be adjusted for any stock dividend, stock spilt, subdivision, combination, reclassification or similar event made or taken with respect to the Series B-1 Preferred Stock), plus (B) an amount equal to all Accumulated Dividends to the Holder Optional Redemption Date, the sum of clauses (A) and (B) in each case being referred to as the "Holder Optional Redemption Price." All
                                       --------------------------------
payments of the Holder Optional Redemption Price shall be made in accordance with Paragraph A.7.(a) hereof.

              (c)  Payment of the Holder Optional Redemption Price.  On the
                   -----------------------------------------------
Holder Optional Redemption Date the Corporation shall pay the Holder Optional Redemption Price, by delivery of stock certificates representing the aggregate number of shares of Common Stock determined in accordance with Paragraph A.7.(a), or if applicable, in full, in cash, by wire transfer of immediately available funds, in respect of the shares of Series B-1 Preferred Stock outstanding on the Holder Optional Redemption Date to accounts specified by the holders of the Series B-1 Preferred Stock so redeemed.

              (d)  Condition Precedent to Change of Control.  The Corporation
                   ----------------------------------------
shall be prohibited from consummating the Change of Control Event (i) unless and until the Corporation has paid the Holder Optional Redemption Price in accordance with Paragraph A.7.(c) above, and (ii) the holder of Series B-1 Preferred Stock has received any shares of Common Stock to be received as part of the Holder Optional Redemption Price a sufficient time in advance of the consummation of the Change of Control Event to allow such holder a reasonable opportunity to participate in such Change of Control.

              (e)  Certain Defined Terms.  For purposes of Paragraph A.7.(a),
                   ---------------------
the certain terms are defined as follows:

                   (i) "Fair Market Value" shall mean the average of the closing
                        -----------------
                   prices per share of the of the Marketable Securities to be issued in the Change of Control as reported by the NASDAQ (or on any national exchange on which Common Stock is listed) as published in the Eastern Edition of The Wall Street Journal for the twenty (20) trading days immediately prior to the consummation of the Change of Control.

                   (ii) "Marketable Securities" shall mean that (A) such
                         ---------------------
                   securities are listed for trading on the NYSE, the American Stock Exchange or the NASDAQ; (B) the average closing price per share of such securities is at least Ten Dollars ($10.00) per share (determined during the twenty (20) trading days immediately preceding the first public announcement of the Change of Control); and (C) the average trading volume of such securities is at least One Hundred Thousand (100,000) shares per trading day, as reported by Bloomberg, during the sixty (60) trading day period immediately preceding the first public announcement of the Change of Control.

                   (iii) "Outstanding Common Stock" shall mean the maximum
                          ------------------------
                   aggregate number of shares of Common Stock of the Corporation outstanding, determined on a fully diluted and fully converted basis, giving effect for purposes of such determination, to the exercise of any and all options, warrants and other rights exercisable for or exchangeable into shares of Common Stock and the conversion or exchange of all Convertible Securities into shares of Common Stock and the exchange of all outstanding shares of Series B-1 Preferred Stock for Common Stock pursuant to Paragraph A.7.(a) hereof.

                   (iv) "Value Per Common Share" shall mean the aggregate amount
                         ----------------------
                   of cash paid or the aggregate Fair Market Value of securities issuable in connection with a Change of Control divided by the Outstanding Common Stock.

        8.    Voting Rights.
              -------------
              (a)    Class Voting Rights.
                     -------------------
                     (i) Except as otherwise provided below, a vote of at least a majority of the shares of the Series B-1 Preferred Stock then outstanding shall be sufficient to take any action requiring the vote of the Series B-1 Preferred Stock as a separate class. At any meeting where the Series B-1 Preferred Stock shall have the right to vote as a separate class, the presence, in person or by proxy, of a majority of the then outstanding shares of Series B-1 Preferred Stock shall constitute a quorum of such class.

                     (ii) So long as any Series B-1 Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of Series B-1 Preferred Stock voting separately as a class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for this purpose (A) amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Corporation, each as amended, so as to affect, in any manner adverse to the holders of Series B-1 Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of the Series B-1 Preferred Stock; or (B) increase the authorized number of shares of Series B-1 Preferred Stock or create, authorize, designate or reclassify any authorized stock of the Corporation into, or increase the authorized amount of, or issue any capital stock or any securities convertible into or exchangeable or exercisable for any securities of the Corporation, ranking, either as to payment of dividends, distributions of assets upon liquidation or otherwise or redemption, prior or senior to or pari passu with the Series B-1 Preferred Stock, or (C) create, authorize or issue any Junior Securities, which are required to be redeemed by the Corporation at any time that any shares of Series B-1 Preferred Stock are outstanding.

              (b)  Board of Directors.  Notwithstanding the foregoing, each
                   ------------------
share of Series B-1 Preferred Stock shall be entitled to vote for the election of Directors to the Corporation's Board of Directors whether by annual or special meeting or otherwise. For purposes of determining the number of votes that each share of Series B-1 Preferred Stock is entitled to cast for the election of Directors, each such share of Series B-1 Preferred Stock shall be treated as if it had been converted into that number of shares of Common Stock determined in accordance with Paragraph A.5. hereof, immediately prior to the occurrence of such election. The holders of shares of Series B-1 Preferred Stock shall vote together with the holders of shares of Common Stock as a single class for the purpose of the election of Directors pursuant to this Paragraph A.8.(b).

   B.    Definitions.  As used herein, the following terms shall have the
         -----------
following definitions:

      (a)  "Accumulated Dividends" means with respect to any share of Series B-1
            ---------------------
Preferred Stock, the dividends that have accrued on such shares as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash, including Additional Dividends and Default Dividends.

      (b)  "Additional Dividends" has the meaning given to such term in
            --------------------
Paragraph A.3.(d).

      (c)  "Additional Stock" has the meaning set forth in Paragraph A.5.(c)
            ----------------
(ii).

      (d)  "Business Day" shall mean any day other than Saturday, Sunday or
            ------------
other day in which commercial money center banks in New York City, New York are closed for business.

      (e)  "Change of Control" shall mean the occurrence of any one of the
            -----------------
following: (1) the consolidation or merger of the Corporation with or into any other Person and as a result of the transaction the stockholders of the Corporation immediately prior to such transaction own fifty percent (50%) or less of the voting power or voting securities of the surviving entity after giving effect to such transaction; (2) the sale, conveyance or disposition of a majority of the assets of the Corporation and its Subsidiaries on a consolidated basis (other than to a wholly owned Subsidiary of the Corporation or a pledge or grant of a security interest to a bona fide lender); (3) any acquisition in a transaction or series of related transactions by a Person or "group" (as defined in Rule 13-d(5) promulgated under the Exchange Act) of Persons the result of which is that such Person of group of Persons owns beneficially fifty percent (50%) or more of either (x) the voting securities then outstanding or (y) the then outstanding voting power, of the Corporation; or (4) the liquidation, dissolution or winding up of the Corporation.

      (f)  "Closing Common Stock Market Price" for any day means the last sale
            ---------------------------------
price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on NASDAQ, NYSE or any other national securities market as reported by Bloomberg.

      (g)  "Common Stock Equivalents" has the meaning set forth in Paragraph
            ------------------------
A.5.(c)(iii) hereof.

      (h)  "Conversion Price" has the meaning set forth in Paragraph A.5.(a)
            ----------------
hereof.

      (i)  "Convertible Securities" means any indebtedness or shares of stock
            ----------------------
convertible into or exchangeable for Common Stock.

      (j)  "Dividend Declaration Date" means the last trading day on NASDAQ
            -------------------------
immediately prior to June 30 and December 31 of each year in which any shares of the Series B-1 Preferred Stock are outstanding.

      (k)  "Dividend Payment Dates" means July 31 and January 31 of each year
            ----------------------
(or, if such day is not a Business Day, the next succeeding day that is a Business Day).

      (l)  "Dividend Period" means the Initial Dividend Period and, thereafter,
            ---------------
each Semi-Annual Dividend Period.

      (m)  "Effective Price" of shares of Additional Stock means the quotient
            ---------------
determined by dividing (i) the total number of such shares of Additional Stock issued or sold, or deemed to have been issued or sold, by the Corporation under Paragraph A.5.(c) hereof, into (ii) the consideration received by the Corporation under Paragraph A.5.(c) hereof for the issuance of such shares of Additional Stock.

      (n)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as
            ------------
amended and the rules and regulations promulgated thereunder.

      (o) "Exchange Agreement" means the Exchange Agreement dated as of
          -----------------
April 17, 2001, by and among the Corporation and the Investors named therein, the Schedules and Exhibits thereto, and any certificate or other document required thereby, as the same may be amended from time to time.

      (p)  "Initial Dividend Period" means the dividend period commencing on
            -----------------------
the date of issuance of the Series B-1 Preferred Stock and ending on the first Dividend Payment Date to occur thereafter.

      (q)  "Investors" shall have the meaning set forth in the Exchange
            ---------
Agreement.

      (r)  "Investors Rights Agreement" means the Investors Rights Agreement
            --------------------------
dated as of March 8, 2000, by and among the Corporation and the Investors named therein, the Schedules and Exhibits thereto, and any certificate or other document required thereby, as the same may be amended from time to time.

      (s)  "Junior Securities" has the meaning set forth in Paragraph A.2.
            -----------------
hereof.

      (t)  "NASDAQ" shall have the meaning set forth in Paragraph A.3.(a)
            ------
hereof.

      (u)  "NYSE" shall mean the New York Stock Exchange.
            ----

      (v)  "Option" means rights, options or warrants to subscribe for,
            ------
purchase or otherwise acquire Common Stock or Convertible Securities.

      (w)  "Permitted Options" has the meaning set forth in Paragraph A.5.(c)
            -----------------
(ii)(B) hereof.

      (x)  "Person" shall mean and include an individual, a corporation, a
            ------
partnership, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

      (y)  "Securities Act" shall mean the Securities Act of 1933, as amended
            --------------
and the rules and regulations promulgated thereunder.

      (z)  "Semi-Annual Dividend Periods" means the semi-annual periods (1)
            ----------------------------
commencing on each January 1 and ending on each June 30 and (2) commencing on July 1 and ending on each December 31.

      (aa) "Subsidiaries" means when used with reference to a person, a
            ------------
corporation or limited liability company, the majority of the outstanding voting securities or membership interests of which are owned directly or indirectly by such person.

          IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed on the 2nd day of May, 2001.

                              ABC-NACO INC.

                              By: /s/ J.P. Singsank
                                 --------------------
                              Name:   J.P. Singsank
                              Title:  Senior Vice President and
                                      Chief Financial Officer

                                    ANNEX A

          Example of Application of Formula for Adjustment of Conversion Price.

          If, twelve (12) months after the original issuance of the Series B-1 Preferred Stock, 9,000,000 shares of Common Stock were then outstanding and the Corporation were to issue 100,000 shares of Common Stock (the Additional Stock) for $8.00 per share (and thus, less than the $9 Conversion Price for Series B-1 Preferred Stock then in effect), the Conversion Price would be adjusted as follows:

                                      (A+B)  / (C +D)

          (9,000,000 x $9) + (100,000 x $8)  / (9,000,000) +(100,000)

                     81,000,000)+($800,000)  / (9,100,000)

                               (81,800,000)  / (9,100,000)

                                             =$8.989